                                                                  EXHIBIT (c)(5)


                     CONSULTING AND NONCOMPETITION AGREEMENT


                  AGREEMENT, dated as of June 30, 1997, by and among Eaton Corporation, an Ohio corporation, having its principal place of business at Eaton Center, Cleveland, Ohio 44114-2584 ("Parent"), Leslie S. Levine ("Consultant") and Fusion Systems Corporation, a Delaware corporation having its principal place of business at 7600 Standish Place, Rockville, Maryland 20855 (the "Company").

                  WHEREAS, pursuant to an Agreement and Plan of Merger ("Merger Agreement") of even date herewith by and among Parent, a subsidiary of Parent ("Subsidiary"), and the Company, the Company and Parent have agreed to commence a tender offer to purchase all of the outstanding shares of the Company's common stock, par value $.01 per share, and the associated preferred share purchase rights, and the parties thereto have agreed, subject to the terms and provisions thereof, that Subsidiary shall be merged with and into the Company (the "Merger");

                  WHEREAS, Parent and the Company desire by this Agreement to provide for certain items and conditions relating to the rendering of consulting services by the Consultant to the Company and Parent after consummation of the Merger and for the protection of the goodwill and proprietary rights of Parent and the Company; and

                  WHEREAS, the Consultant desires to render consulting services to the Company upon the terms and conditions stated herein; and

                  NOW, THEREFORE IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, INTENDING TO BE LEGALLY BOUND, PARENT, THE
COMPANY AND THE CONSULTANT HEREBY AGREE AS FOLLOWS:

                  1. Consulting Period. The Consultant shall make himself available to render consulting services, on the terms and conditions set forth in this Agreement, for the period beginning on the date of the Merger and ending on the earlier of (i) the fifth anniversary of the date of the Merger or (ii) the date on which the Consultant becomes disabled or dies (the "Consulting Period").

                  2. Consulting Services. During the Consulting Period, the Consultant shall render services regarding business opportunities in the semiconductor equipment industry and such other services relating to the business of the Company and Parent as may be requested from time to time by the Board of Directors or the Chief Executive Officer of the Company or the Board of Directors or the Chief Executive Officer of Parent. The Consultant's services shall be performed at such times and locations as shall be mutually convenient to the Consultant and the Company or Parent, as the case may be.

                  3. Fee. In consideration of the foregoing and of the covenants set forth below, the Company shall pay the Consultant a fee (the "Fee") consisting of (a) $750,000 in a lump sum payment promptly following the first day of the Consulting Period, and (b) $12,500 per month thereafter during the Consulting Period.

                  4. Confidential Information. During the Consulting Period and at all times thereafter, the Consultant shall hold in a fiduciary capacity for the benefit of the Company and Parent all secret or confidential information, knowledge or data relating to the Company, Parent or any of their respective affiliated companies, and their respective businesses, which shall have been obtained by the Consultant during the Consultant's employment by or consulting service to the Company, Parent or any of their respective affiliated companies (whether before, on or after the date of this Agreement) and which shall not be or become public knowledge (other than by acts by the Consultant or representatives of the Consultant in violation of this Agreement). After termination of the Consultant's services to the Company and Parent the Consultant shall not, without the prior written consent of the Company, Parent or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company, Parent and those designated by them.

                  5. Noncompetition. (a) Non-Competition. In con-sideration of the Fee and other good and valuable consideration, the Consultant hereby agrees that during the Consulting Period, the Consultant shall not, as a shareholder, employee, officer, director, partner, lender, investor, advisor, consultant or otherwise (whether or not being compensated in any way in any such capacity), engage directly or indirectly in any business or enterprise which is in Competition with Parent/Company (as defined below), without the prior written consent of Parent.

                  (b) "Competition with Parent/Company" shall mean any of the following:

                           (i) Competition with the semiconductor equipment
business of the Parent, of any entity controlled by Parent or of the respective successors and assigns of Parent or any such entity;

                           (ii) Competition with the Company or an entity
controlled by it or the respective successors and assigns of the Company or any such entity;

                           (iii) Any business activity which is the same as or
comparable to any business activity of the Company or any other entity described in clause (ii) above or of the semiconductor equipment business of Parent or of any other entity described in clause (i) above, in any case from time to time during the Consulting Period in any geographic area throughout the world in which Parent or the Company or any such entity is engaged in such business activity.

Notwithstanding the foregoing, nothing in this Section 5 shall prevent the Consultant from purchasing and holding for investment (i) less than five percent of the equity of any entity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market or such entity consists of a pooled investment vehicle in which the Consultant is a purely passive investor, or (ii) less than one percent of the equity of any corporation, partnership or similar entity.

                  (c) Enforcement. If any of the covenants set forth in Section 4 or this Section 5 (the "Covenants") is finally determined by a court of competent jurisdiction to be unenforceable in whole or in part, the Consultant and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that such Covenant is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the Covenants is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the right of the Company, Parent and their respective affiliates and successors to enforce any such Covenant in any other jurisdiction. The Consultant acknowledges and agrees that: (i) the purpose of the Covenants is to protect the goodwill, trade secrets and other confidential information of the Company being acquired by Parent, that because of the nature of the businesses in which the Company, Parent and their respective affiliates and successors are engaged and because of the nature of the Confidential Information to which the Consultant has access, it would be impractical and excessively difficult to determine the actual damages of the

Company, Parent and their respective affiliates and successors in the event the Consultant breached any of the Covenants, and that remedies at law (such as monetary damages) for any breach of the Consultant's obligations under the Covenants would be inadequate. The Consultant therefore agrees and consents that if he commits any breach of any Covenant or threatens to commit any such breach, the Company, Parent and their respective affiliates and successors shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to them) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

                  6. Fusion Lighting, Inc. The parties hereto acknowledge that the Consultant is the President and a significant shareholder of Fusion Lighting, Inc., a manufacturer of lighting systems and light sources employing technology common to the Company's technology, and that nothing contained in this Agreement shall limit the Consultant's freedom to engage in or further such business of that corporation in those capacities.

                  7. Successors. (a) This Agreement is personal to the Consultant and, without the prior written consent of the Company, shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company, Parent and their respective successors and assigns.

                  8. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (c) The Consultant acknowledges that his services hereunder are to be rendered as an independent contractor, and that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Fee.

                  (d) The Consultant, the Company and Parent acknowledge that this Agreement supersedes any other agreement between them concerning the provision of consulting services by the Consultant to the Company and Parent.

                  IN WITNESS WHEREOF, the Consultant has hereunto set his hand and, pursuant to the authorization of their respective Board of Directors, the Company and Parent have caused this Agreement to be executed in their names on their behalf, all as of the day and year first above written.


                                                      /s/ Leslie S. Levine
                                                     --------------------------
                                                          Leslie S. Levine


                                                     EATON CORPORATION



                                                     By  /s/ Gerald L. Gherlein
                                                         ----------------------

                                                     FUSION SYSTEMS CORPORATION



                                                     By  /s/ Joseph F. Greeves
                                                         ----------------------